Exhibit 10.4(a)

SUMMARY OF NON-EMPLOYEE DIRECTORS’ COMPENSATION

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Blockbuster does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors. Non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

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Annual Retainer Fee—Effective July 1, 2007, the Board’s annual retainer fee is $125,000. Of the $125,000, $62,500 is paid in Restricted Stock Units, settleable on a one-for-one basis in shares of our Class A common stock upon the later of a date certain selected by the director or the director’s termination of service. The Restricted Stock Units are non-forfeitable and non-transferable except pursuant to a domestic relations order if allowed by law. The other $62,500 is paid in cash. The stock portion of the retainer fee is paid semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Blockbuster Class A common stock on the date of issuance. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

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Retainer Fee for Committee Chairs—The annual cash retainer fee for (1) the Chair of the Audit Committee is $10,000, (2) the Chair of the Compensation Committee is $7,500, and (3) the Chair of the Nominating/Corporate Governance Committee is $7,500. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

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Meeting Fees—Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement—Directors are also reimbursed for their expenses incurred in connection with their service on the Board or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of Blockbuster or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined by on a case-by-case basis.

Prior to July 1, 2007, the equity portion of the Board’s annual retainer was issued entirely pursuant to the Blockbuster Inc. Compensation Plan for Non-Employee Directors, which was approved by our stockholders on July 20, 2004. This plan provides that the total number of shares of stock that may be distributed under the plan is 200,000. In anticipation of the exhaustion of the authorized share limit in connection with the semi-annual grant to directors in July 2007, the Board approved certain amendments to the director compensation program, including (1) upon exhaustion of the authorized share limit under the Blockbuster Inc. Compensation Plan for Non-Employee Directors, the equity portion of the Board’s annual retainer will consist solely of restricted stock units, settleable on a one-for-one basis in shares of Blockbuster Class A common stock, which restricted stock units will be issued pursuant to the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan and/or the Blockbuster Inc. Amended and Restated 2004 Long-Term Management Incentive Plan, which plans were approved by our stockholders on July 20, 2004, and (2) also upon exhaustion of the authorized share limit as discussed above, directors will be allowed to make annual elections to defer some or all of each following year’s cash compensation (or in the case of new directors, current year cash compensation) into additional restricted stock units. As a result of the foregoing, the equity portion of the Board’s annual retainer is currently issued pursuant to the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan and/or the Blockbuster Inc. Amended and Restated 2004 Long-Term Management Incentive Plan.